Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-237583

PROSPECTUS SUPPLEMENT dated June 10, 2022

(to Prospectus dated May 29, 2020, as supplemented from time to time)

EAGLE POINT INCOME COMPANY INC.

$2,600,000 of Common Stock
Up to 140,000 Shares of 5.00% Series A Term Preferred Stock due 2026
Liquidation Preference $25 per share

This prospectus supplement supplements the prospectus supplement dated December 20, 2021, or the “Supplement,” and the accompanying prospectus thereto dated May 29, 2020, or the “Base Prospectus.” The Base Prospectus and Supplement, and all supplements to or documents incorporated by reference into the Base Prospectus and Supplement, are collectively referred to as the “Prospectus.” The Prospectus relates to the offering of shares of our common stock, par value $0.001 per share, or the “common stock,” and shares of our 5.00% Series A Term Preferred Stock due 2026, or the “Series A Term Preferred Stock,” pursuant to an amended and restated at market issuance sales agreement, dated December 20, 2021, with B. Riley Securities, Inc. This prospectus supplement provides certain updated financial information for the Company as of May 31, 2022.

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock or Series A Term Preferred Stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-24 of the December Supplement and page 17 of the Base Prospectus.

The terms “we,” “us” and “our” refer to Eagle Point Income Company Inc., a Delaware corporation.

UPDATED FINANCIAL INFORMATION

Management’s unaudited estimate of the range of the net asset value per share of our common stock as of May 31, 2022 was between $14.61 and $14.65.